MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of
Merrill Lynch & Co., Inc.)

Consolidated Financial Statements (Unaudited) for the Quarterly Periods Ended
March 28, 2003 and March 29, 2002

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

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TABLE OF CONTENTS
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                                                                          Page

FINANCIAL STATEMENTS (Unaudited):

  Consolidated Balance Sheets                                               1

  Consolidated Statements of Earnings                                       2

  Consolidated Statements of Changes in Stockholder's Equity                3

  Consolidated Statements of Cash Flows                                   4-5

  Notes to Consolidated Financial Statements                              6-18

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited)

-----------------------------------------------------
(Dollars in thousands, except share amounts)
                                                          March 28, December 27,
                                                               2003         2002
Assets

 Cash and due from banks                                    $25,563     $ 21,191
 Cash equivalents                                         2,320,480      125,000
 Federal funds sold and securities purchased under
   agreements to resell                                     300,000            -
 Trading assets                                             713,518      666,440

 Securities                                              34,079,934   40,656,244
 Loans held for sale                                      3,271,275    3,360,541

 Loans receivable                                        22,283,645   21,722,673

 Allowance for loan losses                                (132,608)    (128,951)
                                                     --   ---------    ---------
 Loans receivable, net                                   22,151,037   21,593,722

 Accrued interest receivable                                128,067      233,405
 Investment in Federal Home Loan Bank stock                  77,015       75,749
 Property and equipment, net                                 44,569       39,820
 Cash delivered to collateralize derivative
obligations                                                 612,515      864,262
 Other assets                                               859,287      551,757
                                                     ---    ------- ---  -------

                                                                      $
          Total assets                                 $ 64,583,260   68,188,131
                                                     ==============   ==========

Liabilities and Stockholder's Equity

Liabilities
                                                                      $
  Interest bearing deposits                            $ 56,060,032   55,700,812
  Federal funds purchased and securities sold under
    agreements to repurchase                              2,834,738    6,463,083
 Advances from Federal Home Loan Bank                         2,200      402,200
 Accrued interest payable                                    27,252       35,525
 Payable to Parent and affiliated companies                 138,439      147,193
 Derivative liabilities                                     724,740      996,366
 Other liabilities                                          895,676      736,204
                                                     -      ------- --   -------
           Total liabilities                             60,683,077   64,481,383

Stockholder's equity
  Preferred stock, 6% noncumulative, par value
$1,000;
    800,000 shares authorized, issued, and
outstanding                                                 800,000      800,000
  Common stock, par value $1; 1,000,000 shares
authorized,
     issued, and outstanding                                  1,000        1,000
  Paid-in capital                                         2,367,649    2,367,649
  Retained earnings                                         751,294      570,940
  Accumulated other comprehensive loss, net of tax         (19,760)     (32,841)
                                                     --    -------- --  --------
          Total stockholder's equity                      3,900,183    3,706,748
                                                     -    --------- -  ---------

                                                                      $
Total liabilities and stockholder's equity             $ 64,583,260   68,188,131
                                                     ==============   ==========

-----------------------------------------------------

The  accompanying  notes are an integral  part of these  consolidated  financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co.,
Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

----------------------------------------------------
(Dollars in thousands)
                                                         Three Months Ended
                                                      March 28,      March 29,
                                                        2003           2002

Interest income:
                                                      $             $
  Loans receivable                                  252,988       143,472

  Mortgage-backed and asset-backed securities       153,613       282,894

  U.S. Treasury and government agency securities    11,023        35

  Corporate and other debt securities               8,748         15,104

  Trading assets                                    7,474         47,394
  Federal funds sold, securities purchased
     under agreements to resell, and cash
equivalents                                         8,310         5,593
                                                    -------       -----

          Total interest income                     442,156       494,492

Interest expense:

  Deposits                                          101,561       195,912
  Federal funds purchased and securities sold
under agreements to repurchase                      15,994        1,042

  Other borrowings                                  626           2,135
                                                    -----         -----

          Total interest expense                    118,181       199,089
                                                    ---------     -------

Net interest income                                 323,975       295,403

Provision for loan losses                           (12,742)      (45,507)
                                                    ---------     --------

Net interest income after provision for loan losses 311,233       249,896

Noninterest income:

  Gain on sale of loans, net                        80,873        10,329

  Lines of credit fees                              45,682        26,720

  Gain on sale of securities, net                   23,643        8,146

  Servicing and other fees, net                     6,821         5,728

  Gain on sale of mortgage servicing assets, net    5,879         11,836

  Other                                             14,800        9,284

  Trading losses, net                               (28,558)      (18,425)
                                                    ---------     --------

           Total noninterest income                 149,140       53,618

Noninterest expenses:

  Compensation and benefits                         42,229        25,146

  Deposit administration fees                       34,911        37,884

  Loan servicing and administration                 9,497         4,423

  Communications and technology                     9,098         8,794

  Trust management fees                             4,295         4,172

  Servicing fee expense allocation from affiliates  3,000         2,079

  FDIC & state assessments                          2,719         2,729

  Professional fees                                 2,383         2,010

  Occupancy and related depreciation                2,382         1,536

  Other                                             5,945         3,052
  Provision (recovery of prior provision)

     for unfunded loan commitments                  (1,105)       8,544
                                                    --------      -----

          Total noninterest expenses                115,354       100,369
                                                    ---------     -------

Earnings before income taxes                        345,019       203,145

  Income taxes                                      127,665       72,738
                                                    ---------     ------

                                                      $             $
Net earnings                                        217,354       130,407
                                                    =========     =======

----------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (Unaudited)

For the Three Months Ended March 28, 2003 and March 29, 2002
---------------------------------------------------------------------------------
(Dollars in thousands)

                                                            Accumulated
                                                                 Other
                                                               Compre-     Total
                                                               hensive    Stock-
                        Preferred  Common  Paid-in Retained     Income  holder's
                           Stock    Stock  Capital Earnings     (Loss)    Equity
                           -----    -----  ------- --------     ------    ------

Balance, December 28,   $        $                 $        $
2001                     800,000    1,000 $2,367,64 403,198   (25,444) $3,546,403

Comprehensive income:

  Net earnings                                      130,407              130,407
  Other comprehensive
income:
    Net unrealized
gains on
      securities (net
of tax)                                                         44,424    44,424
    Deferred losses on
cash flow
    hedges (net of tax
and
    reclassification
of $12,553  of
    gains included in
earnings)                                                     (28,804)  (28,804)
                                                                        --------
  Total comprehensive
income                                                                   146,027
  Cash dividends
                                                   ---------
declared                                           (125,000)           (125,000)
                                 -----------------------------------------------
                        $                          $        $
                        ==                         ==       ====
Balance, March 29, 2002  800,000  $ 1,000 $2,367,64408,605     (9,824) $3,567,430
                         =======  ======= =================    ======= ==========

Balance, December 27,   $        $                 $        $
2002                     800,000    1,000 $2,367,64 570,940   (32,841) $3,706,748

Comprehensive income:

  Net earnings                                      217,354              217,354
  Other comprehensive
income:
    Net unrealized
gains on
      securities (net
of tax)                                                          8,147     8,147
    Deferred gains on
cash flow
    hedges (net of tax
and
    reclassification
of $213 of
    gains included in
earnings)                                                        4,934     4,934
                                                                           -----
 Total comprehensive
income                                                                   230,435
 Cash dividends
                                                   ---------
declared                                           (37,000)             (37,000)
                        ----------------------------------- ----------- --------
                        $        $                 $        $
                        ==       ==                ==       ===
Balance, March 28, 2003  800,000  1,000   $2,367,64 751,294   (19,760) $3,900,183
                         =======  ======= ========= =======   ======== ==========

------------------------
The accompanying notes are an integral part of these consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

------------------------------------------------------------------------------------
(Dollars in thousands)
                                                            Three Months Ended
                                                          March          March
                                                             28,           29,
                                                            2003         2002
                                                       -------------  ----------
Cash Flows From Operating Activities

  Net earnings                                           $   217,354   $130,407
  Adjustments to reconcile net earnings to net cash
provided by
      operating activities:
      Provision for loan losses                               12,742     45,507
      Provision (recovery of prior provision) for
unfunded loan commitments                                     (1,105)     8,544
      Gain on sale of securities                              (23,643)   (8,146)

      Deferred income taxes                                (48,012)      19,538
      Depreciation and amortization                           1,796       2,719
      Accretion of discount                                     20,945    6,814

      Gain on sale of mortgage servicing assets               (5,879)   (11,836)
      Federal Home Loan Bank stock dividend                  (1,265)       (714)
      Gain on sale of trading debt securities                (8,314)     (1,140)
      Gain on sale of loans held for sale                     (80,873)  (10,329)
      Other                                                  (6,365)     (3,612)
      Changes in operating assets and liabilities:
           Origination and drawdowns on loans held for
sale, net of repayments                                   (3,653,308) (1,533,224

           Net proceeds from sales of loans held for sale   3,822,534  1,150,646

           Purchase of trading securities                  (350,942)   (280,543)
           Proceeds from the sale and maturity of trading
securities                                                 290,405     1,001,602
  Net change in:

        Accrued interest receivable                          105,338      38,098

        Other assets                                        (274,730)  (145,918)

        Accrued interest payable                              (8,273)   (52,575)

        Other liabilities                                  226,737     (286,216)
                                                           -------     ---------
             Net cash provided by operating activities      235,142      69,622
Cash Flows From Investing Activities
  Securities:
       Purchases                                          (4,705,952) 2,205,654)

       Sales                                               8,960,170  5,500,808

       Maturities                                          2,075,098  2,127,847
  Cash received from (delivered to) counterparties to
collaterize derivative obligations                           251,747   (278,400)
  Net change in:
           Federal funds sold and securities purchased
under agreements to resell                                  (300,000)    65,102

           Loans receivable                                 (587,500) 3,531,401)

  Purchase of property and equipment                        (6,545)      (3,499)
                                                          ---------      -------

             Net cash provided by investing activities    5,687,018    1,674,803

Cash Flows From Financing Activities
  Net change in:

       Deposits                                           363,170      (424,047)
       Federal funds purchased and securities sold under
agreements to repurchase                                (3,628,345)     140,603

       FHLB advances                                      (400,000)   (600,000)

       Payable to Parent and affiliated companies           (2,133)     (42,655)

  Payment of dividends                                     (55,000)    (90,000)
                                                           --------    --------

          Net cash used for financing activities         (3,722,308) (1,016,099)
                                                         -----------  ----------

Increase in cash, due from banks and cash equivalents      2,199,852    728,326
Cash, due from banks and cash equivalents, beginning of
year                                                         146,191    722,527
                                                           ----------   --------

Cash, due from banks and cash equivalents, end of period  $ 2,346,043 $1,450,853
                                                         ===========   =========

--------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co.,
Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (continued)

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(Dollars in thousands)
                                                       Three Months Ended
                                                     March         March
                                                   28,           29,
                                                      2003          2002
                                                   ------------  ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:
                                                     $             $
      Interest                                     126,454       251,664

                                                     $           $
      Income taxes                                 105,192       97,491

                                                     Three Months Ended
                                                     March         March
                                                       28,           29,
                                                      2003           2002
                                                   ------------  -------------
Supplemental Disclosures of Noncash Investing
  and Financing Activities:

Unsettled purchases of securities with the
related payable recorded

                                                     $           $
    in other liabilities                           364,085       -

Transfer of available-for-sale securities to       $               $
trading                                            -             479,442

                                                   $               $
Dividends declared and unpaid                      37,000        125,000

------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements (unaudited).

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------
(Dollars in thousands)

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1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the
   "Bank") accounting policies, refer to the Bank's 2002 Consolidated
   Financial Statements.

   Principles of Consolidation and Basis of Presentation - The consolidated financial statements of the Bank include the accounts of MLBUSA and its wholly owned subsidiaries, Merrill Lynch Credit Corporation ("MLCC"),
   Merrill Lynch Business Financial Services, Inc. ("MLBFS"), Merrill Lynch
   Commercial Finance Corp. ("MLCFC"), Merrill Lynch Utah Investment
   Corporation ("MLUIC"), Merrill Lynch NJ Investment Corporation ("MLNJIC"),
   and Merrill Lynch Community Development Company, L.L.C. ("MLCDC").  All
   significant intercompany accounts and transactions have been eliminated.
   Although the interim amounts are unaudited, they do reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods.  All such adjustments are of a normal, recurring nature.

   These unaudited consolidated financial statements should be read in conjunction with the audited Bank's 2002 Consolidated Financial
   Statements.  The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.  In presenting the consolidated financial statements, management makes estimates that affect the reported amounts and disclosures in the financial statements.  Estimates, by their nature, are based on judgment and available information.  Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

   Certain reclassifications have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

   MLBUSA's fiscal quarters end on the last Friday in March, June, September, and December.

   Recently Issued Accounting Pronouncements - Financial Accounting Standards
   Board ("FASB") Interpretation No. ("FIN") 45, Guarantor's Accounting and
   Disclosure Requirements for Guarantees, Including Indirect Guarantees of
   Indebtedness of Others - an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.
   MLBUSA adopted the recognition provisions of FIN 45 at the beginning of fiscal 2003 without a material effect on the consolidated financial statements.

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

   FIN 46, Consolidation of Certain Variable Interest Entities - an
   interpretation of ARB No. 51, requires that an entity consolidate a variable interest entity ("VIE") if the first entity has a variable interest that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both.  A VIE is an entity in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 does not apply to qualifying special purpose entities, commonly referred to as QSPEs, the accounting for which is governed by Statement of Financial Accounting Standards
   ("SFAS") No. 140, Accounting for Transfers and Servicing of Financial
   Assets and Extinguishments of Liabilities - A Replacement of FASB
   Statement No. 125.  MLBUSA adopted FIN 46 on February 1, 2003 for newly created VIEs and will adopt for existing VIEs as of the third quarter of
   2003.  See Note 1 to the Bank's 2002 Consolidated Financial Statements for
   disclosures regarding the expected impact of adoption of FIN 46 on
   MLBUSA's consolidated balance sheet.

   On April 30, 2003, the FASB issued SFAS No. 149, Amendment of Statement
   133 on Derivative Instruments and Hedging Activities.  SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133.  The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components.  In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows.  SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.  MLBUSA is currently assessing the impact of SFAS No. 149 on the consolidated financial statements.

2.  SECURITIES

Securities are summarized as follows:

                            March 28,
                               2003
                           ---------------------------------------------------
                                           Gross        Gross
                            Amortized    Unrealized  Unrealized   Estimated
                               Cost        Gains       Losses     Fair Value

Available-for-sale
                           $                         $           $
  Asset-backed securities  23,416,452   $   109,001  (77,057)    23,448,396
  Mortgage-backed
securities                 6,331,547      568,782    (4,406)     6,895,923

  U.S. Treasury            1,728,652        2,838    (7,354)     1,724,136
  Corporate debt
securities                 1,638,903       79,816     (603)      1,718,116
  Non-U.S. governments

     and agencies          235,330           -       (2,051)       233,279

  Other                    59,523             561         -         60,084
                           ------            ---          -      ------

                           $                         $           $
  Total                    33,410,407   $   760,998  (91,471)    34,079,934
                           ==========   ===========  ========    ==========

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

                            December 27,
                                2002
                           ------------------------------------------------------
                                             Gross       Gross
                             Amortized    Unrealized  Unrealized    Estimated
                                Cost         Gains      Losses      Fair Value

Available-for-sale
                             $              $           $           $
  Asset-backed securities  25,643,663     132,244     (71,437)    25,704,470
  Mortgage-backed
securities                 7,019,502      649,314     (2,993)     7,665,823

  U.S. Treasury            2,226,105      1,911            -      2,228,016
  Corporate debt
securities                 1,813,438      88,917      (2,597)     1,899,758

  U.S. government agencies 3,005,157      92,730           -      3,097,887

  Other                    59,523         767              -      60,290
                           --------       -----       -    -      ------

                             $              $           $           $
  Total                    39,767,388     965,883     (77,027)    40,656,244
                           ============   =========   =========   ==========

At March 28, 2003 and December 27, 2002, $364,085 and $166,404, respectively, of purchases of securities were unsettled with the related payable reported in other liabilities.

The activity from sales of securities is summarized as follows:

                                                  Three Months Ended
                                              March 28,        March 29,
                                                 2003             2002
                                            ---------------  ---------------

Available-for-sale
                                              $                $
Proceeds                                    8,960,170        5,500,808

Realized gains                              23,643           8,146

Tax provision                               8,263            3,553

Trading

                                            $                  $
Proceeds                                    76,758           121,851

Realized gains                              152              1,140

Tax provision                               54               453

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

   The change in net unrealized gain (loss) on securities included in other comprehensive income represents the sum of the net unrealized holding gains (losses) and reclassification adjustments of securities.
   Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in the previous period.  The components of the net change are summarized as follows:

                                                    Three Months Ended
                                                March 28,        March 29,
                                                   2003             2002
                                              ---------------  ---------------

Net unrealized holding gains
 (losses) arising during the

                                              $                $
 period, net of taxes                         (67)             41,389

Reclassification adjustment
  for gains included in

  net earnings, net of taxes                  8,214            3,035
                                              -------        -------

                                              $                $
Net change                                    8,147            44,424
                                              =======          ======

The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

                                                    March 28, 2003
                                        ---------------------------------------
                                            Amortized            Estimated
                                               Cost             Fair Value

                                        $                    $
Due in one year or less                 601,546              594,672

Due after one year through five years   12,204,268           12,347,802

Due after five years through ten years  8,553,398            8,957,147

Due after ten years                     12,051,195           12,180,313
                                        ------------         ----------
                                          $                    $
                                        =================    ===
Total                                   33,410,407           34,079,934
                                        ============         ==========

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

3.  LOANS RECEIVABLE

   Loans receivable are summarized as follows:

                                             March 28,         December 27,
                                                2003               2002
                                          -----------------   ---------------

Consumer
                                            $                   $
 Residential mortgages                    11,153,274          11,740,774

 Residential construction                 457,791             421,809

 Securities-based                         1,159,979           1,154,327

 Delayed debit                            42,790              13,382

 Unsecured                                3,268               5,842
                                          -------             -----

   Total consumer                         12,817,102          13,336,134

Commercial

 Commercial and industrial                3,668,565           3,057,754

 Asset-based                              2,600,768           2,420,882

 Real estate                              1,295,057           1,087,320

 Securities-based                         1,045,038           1,038,750

 Unsecured                                703,641             652,922

 Lease financing                          126,213             96,690

 Other                                    66,616              56,756
                                          --------            ------

   Total commercial                       9,505,898           8,411,074
                                          -----------         ---------

                                          22,323,000          21,747,208

Deferred fees, net                        (39,355)            (24,535)
                                          ---------           --------

                                            $                   $
Total                                     22,283,645          21,722,673
                                          ============        ==========

   The principal balance of nonaccruing loans was approximately $166,451 and
   $155,728 at March 28, 2003 and December 27, 2002, respectively.

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

   Information pertaining to impaired loans is summarized as follows:

                                                  March 28,       December 27,
                                                    2003              2002
                                               ----------------  ---------------

Impaired loans with an
                                                 $                 $
  allowance for loan loss                      171,003           171,748

Impaired loans without

  an allowance for loan loss                   -                 -
                                               ----------------  ---------------

                                                 $                 $
Total                                          171,003           171,748
                                               ================  ===============

Allowance for loan losses

                                               $                 $
  related to impaired loans                    41,038            33,260
                                               ================  ===============

                                                      Three Months Ended
                                                  March 28,        March 29,
                                                    2003              2002
                                               ----------------  ---------------

Average investment
                                                 $                 $
  in impaired loans                            176,210           147,690

Interest income recognized on

                                               $                 $
  impaired loans                               760               511

Interest income recognized on a

                                               $                 $
  cash basis on impaired loans                 333               -

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

4.  ALLOWANCE FOR LOAN LOSSES AND ALLOWANCE FOR UNFUNDED
   LOAN                    COMMITMENTS

   Changes in the allowance for loan losses are summarized as follows:

                                                     Three Months Ended
                                                 March 28,        March 29,
                                                    2003             2002
                                               ---------------  ---------------
                                                  $              $
Balance, beginning of period                   128,951          99,231

Provision for loan losses                      12,742           45,507

Charge-offs, net of recoveries                 (9,085)          (22,190)
                                               ---------------  ---------------

                                                 $                $
Balance, end of period                         132,608          122,548
                                               ===============  ===============

   Effective January 1, 2003, the Bank purchased an insurance policy which covers credit losses sustained by the Bank through January 1, 2005 to a loss cap amount on approximately $8,700,000 of the residential mortgage loan portfolio.  As a result of purchasing the insurance policy, the
   Bank's provision for loan losses was reduced by approximately $15,000 in the quarter ended March 28, 2003.

   Changes in the allowance for unfunded loan commitments are summarized as follows:

                                                     Three Months Ended
                                                 March 28,        March 29,
                                                    2003             2002
                                               ---------------  ---------------
                                               $                $
Balance, beginning of period                   55,553           73,344

Net provision (recovery of prior provision)    (1,105)          8,544
                                               --------       -------

                                               $                $
Balance, end of period                         54,448           81,888
                                               ========         ======

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

5.  BORROWED FUNDS

   Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

   Financial data pertaining to federal funds purchased and securities sold under agreements to repurchase follows:

                                                         Securities Sold
                                                               under
                                        Federal Funds       Agreements
                                          Purchased       to Repurchase
                                        ---------------  -----------------
March 28, 2003

Maximum amount outstanding at any         $              $
month end                               850,000          6,357,483

                                          $              $
Average balance for the period          511,495          4,645,134
Weighted average interest rate, end of
period                                  1.31%           1.26%
Weighted average interest rate during
the period                              1.27%           1.22%

March 29, 2002

Maximum amount outstanding at any         $              $
month end                               305,000          100,603

                                          $              $
Average balance for the period          224,203          11,002
Weighted average interest rate, end of
period                                  1.75%           1.37%
Weighted average interest rate during
the period                              1.78%           1.71%

   Federal funds purchased were $850,000 and $840,000 at March 28, 2003 and
   December 27, 2002, respectively.  Securities sold under agreements to repurchase were $1,984,738 and $5,623,083 at March 28, 2003 and December
   27, 2002, respectively.

   Advances from FHLB

   Collateral levels prescribed by the FHLB amounted to $2,650 and $485,000 at March 28, 2003 and December 27, 2002, respectively.  The interest rates charged by the FHLB for advances vary depending upon maturity and the purpose of the borrowing.

   Scheduled maturities of advances from FHLB were as follows:

                                                  March 28, 2003
                                       -------------------------------------
                                                           Weighted Average
                                            Amount          Interest Rates

                                       $
Due within one year                    -                          -

After one but within three years       2,200               5.29%
                                       -------          -

                                       $
                                       2,200
                                       =======

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

                                                 December 27, 2002
                                          --------------------------------
                                                              Weighted
                                                              Average
                                              Amount       Interest Rates

                                            $
Due within one year                       400,000          1.31%

After one but within three years          2,200            5.29%
                                          -------        --
                                            $
                                          402,200
                                          =========

   Financial data pertaining to advances from the FHLB follows:

                                                   Three Months Ended
                                               March 28,        March 29,
                                                  2003             2002
                                             ---------------  ---------------

Weighted average interest rate, end of
period                                       5.29%           5.29%
Weighted average interest rate during the
period                                       1.49%           1.77%

                                             $                  $
Average balance for the period               49,453           148,903

                                             $                  $
Maximum amount outstanding at any month end  2,200            502,200

6.  COMMITMENTS, CONTINGENCIES, AND GUARANTEES

   Commitments

   In the normal course of business, the Bank enters into a number of off-balance sheet commitments.  These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

   Credit Extension

   The Bank enters into commitments to extend credit, standby letters of credit, and commercial letters of credit to meet the financing needs of its customers. A summary of the Bank's unfunded commitments to extend credit follows:

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

                                               March 28,    December 27,
                                                 2003           2002
                                              ------------  --------------

                                              $             $
Back-up lines of credit                       6,979,349     6,541,013

Unused credit lines on open-end loans         2,936,986     2,759,039

Business loans                                2,894,893     2,749,778

Secured commercial loans                      2,539,674     2,281,871

Mortgage loans                                1,538,900     1,612,782

Standby letters of credit                     302,614       799,944

Loans collaterized by securities              560,825       623,089

Other                                         5,904         6,560
                                              -------     -------

                                                $             $
Total                                         17,759,145    17,374,076
                                              ============  ==========

   Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes.  The Bank manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

   Unfunded commitments to extend credit have contractual remaining maturities at March 28, 2003 as follows:

                                           Expires in
                         ------------------------------------------------
                                        After 1    After 3
                                        Through    Through      After
                          1 Year or
                             Less       3 Years    5 Years     5 Years

                           $            $           $        $
Back-up lines of credit  3,816,754    251,322     2,908,423  2,850
Unused credit
  lines on open-end
loans                    278,466      674,795     417,934    1,565,791

Business loans           1,567,523    547,379     559,442    220,549

Secured commercial loans 2,442,005    95,816          -      1,853

Mortgage loans           1,538,900         -          -           -
Standby letters of
credit                   253,738      37,561      10,815     500
Loans collaterized by
securities               85,216       104,845     370,514    250

Other                    327          5,364       213            -
                         -----        -------     -----          -

                           $            $           $          $
Total                    9,982,929    1,717,082   4,267,341  1,791,793
                         ===========  =========== ====================

   Contingencies

   The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses.
   Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

   Guarantees

   MLBUSA provides guarantees to counterparties in the form of standby letters of credit.  Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party in the event of some defined failure by the Bank's customer.  MLBUSA has also entered into a guarantee with a SPE in the form of a total return swap.  The total return swap guarantees that the SPE's assets will be equal to a specified price at maturity of the swap.

   These guarantees are summarized at March 28, 2003 as follows:

                                Maximum
                            ayout/Notional    Carrying Value        Value of
       Type of Guarantee   P                                      Collateral
   ------------------------------------------------------------------------------

   Standby letters of           $ 302,614        $ (1,523)        $ 191,435
   credit                                                      (a),(b)
   Total return swap            $                $     31         $    -
   with SPE                      25,000 (c)

(a)   Marketable securities delivered by customers to MLBUSA collateralize up to $191,435 of the standby letters of credit.
(b)   In the event MLBUSA funds the standby letters of credit, the Bank has recourse to customers on whose behalf the Bank issued the standby letter of credit in the amount of $111,179.
(c)   The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.

   Expiration information for these contracts is as follows:

                              Maximum                          1 - 3
                            ayout/Notiona     Less than 1       years     4 - 5
                                                                          -----
      Type of Guarantee    P             l       Year                     years
                                                                          -----
   ----------------------  ---------------------------------- -----------

   Standby letters of       $ 302,614       $ 253,738       $ 37,561  $ 11,315
   credit
   Total return swap        $   25,000      $      -        $ 25,000  $     -
   with SPE                 (a)

   (a)The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

7.  CAPITAL REQUIREMENTS

   MLBUSA is subject to various regulatory capital requirements administered by U.S. Federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations)
   to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of March 28, 2003 and
   December 27, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 27, 2002, the most recent notification from the Federal
   Deposit Insurance Corporation categorized MLBUSA as "well capitalized"
   under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed MLBUSA's category.

   The Bank's actual capital amounts and ratios are presented in the following table:

                                                                  Minimum
                                                                To Be "Well
                                                             Capitalized" Under
                                             Minimum for
                                               Capital       Prompt Corrective
                                              Adequacy
                             Actual           Purposes       Action Provisions
--------------------------------------------------------------------------------
                         Amount   Ratio      Amount   Ratio    Amount    Ratio
                         ------   -----      ------   -----    ------    -----
March 28, 2003
Total capital (Tier 1
+ Tier 2)
  to risk - weighted    $                  $          8.0    $
assets                  4,107,215 12.54%    2,619,481%       3,274,352  10.0%
Tier I capital to risk  $                  $          4.0    $
- weighted assets       3,919,906 11.97%    1,309,741%       1,964,611   6.0%
Tier I capital to       $                  $          4.0    $
average assets          3,919,906 5.79%     2,707,317%       3,384,147   5.0%

December 27, 2002
Total capital (Tier 1
+ Tier 2)
  to risk - weighted    $         12.04    $          8.0    $
assets                  3,924,379%         2,606,815%       3,258,519  10.0%
Tier I capital to risk  $         11.48    $          4.0    $
- weighted assets       3,739,533%         1,307,407%       1,955,111   6.0%
Tier I capital to       $                  $          4.0    $
average assets          3,739,533 5.35%    2,793,523%       3,491,903   5.0%

MERRILL LYNCH bank usa
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 28, 2003 and March 29, 2002
------------------------------------------------------------------------------

8.    DERIVATIVES

   MLBUSA uses derivative instruments to manage its interest rate risk position.  The types of derivative instruments used and the accounting for those instruments are discussed in Note 1 in the Bank's 2002 Consolidated
   Financial Statements.  MLBUSA's derivative positions at March 28, 2003 and
   December 27, 2002 were as follows:

                                  March 28, 2003            December 27, 2002
                                                                       Fair
                             Notional     Fair Value    Notional         Value
                             ----------   -----------   ----------   ------------

Interest rate swaps
(Bank receives fixed/pays
floating):
                             $            $             $              $
 One year or less            8,970,000    77,060        2,150,000      29,104

 One to two years            4,328,978    7,308         253,978        11,904
 Two to three years              -            -                            -

 Three to four years             -            -         1,500,000      17,848

 Four to five years          271,255      2,050         156,809        1,478

 Greater than five years     300,000      7,202         320,000        10,542
                             -------      -----      -- --------- -    ------
                             $            $             $              $
                             ====         ==========    =======        =
Total                        13,870,233   93,620        4,380,787      70,876
                             ==========   ======        ===========    ======

Interest rate swaps
(Bank receives
floating/pays fixed):
                             $            $             $              $
 One year or less            1,246,305    (12,610)      1,253,571      (26,792)

 One to two years            2,369,175    (83,906)      2,812,951      (100,119)

 Two to three years          1,710,397    (78,013)      1,562,190      (82,955)

 Three to four years         919,175      (51,636)      1,494,964      (70,232)

 Four to five years          2,054,067    (5,077)       3,942,035      (96,480)

 Greater than five years     4,081,065    (595,563)     4,633,791      (714,908)
                             ---------    ---------     -----------    ---------
                             $            $             $              $
                             ====         ======        =====          =
Total                        12,380,184   (826,805)     15,699,502   (1,091,486)
                             ==========   =========     ============ ===========

Interest rate swaps
(Bank receives basis/pays
floating):
                             $            $             $              $
 One year or less            26,200       (71)          26,200         (1,423)

 One to two years            15,000       1,066         15,000         (2,033)
                             ------    -- -----      -- --------  ------------
                             $            $             $              $
                             ==========   ===========   ==========     =
Total                        41,200       995           41,200         (3,456)
                             ======    =  ===        ===========  ==   =======

Interest rate options:
                             $            $             $              $
 One year or less            14,713       632           17,500         875
                             ======    =  ===        ===========  ==   ===
Credit default swaps:
                             $            $             $              $
 One year or less            70,000       1,484         365,000        121

 One to two years            262,500      2,012         242,500        5,683

 Two to three years          165,000      4,087         177,500        5,832

 Three to four years         256,000      11,752        306,000        12,933

 Four to five years          1,128,000    41,046        977,000        49,924
                             ---------    ------        --------- -    ------
                             $            $             $              $
                             ======       ==========    =======        =
Total                        1,881,500    60,381        2,068,000      74,493
                             =========    ======        ===========    ======

Foreign exchange forward
contracts:
                             $            $             $              $
 One year or less            508,643      (711)         283,210        (7,829)
                             =======      =====      == =========      =======

To-be-announced security
forward contracts:
                             $            $             $              $
 One year or less            525,000      1,233         575,000        (5,805)
                             =======      =====      =  =========      =======

Weighted average receivable
interest rate                1.84%                      2.08%
Weighted average payable
interest rate                (3.40)%                    (4.20)%